EX-99.(D)(12)

EXHIBIT (d)(12)

AMENDMENT TO THE FEE WAIVER AGREEMENT
FOR CERTAIN TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          AMENDMENT, dated March 31, 2006 to the Fee Waiver Agreement dated February 1, 2006 (the “Agreement”), by and between TIAA-CREF Institutional Mutual Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust has established an additional series, the Large-Cap Growth Fund (the “Fund”), that is subject to the Investment Management Agreement dated February 1, 2006, between the Trust and Advisors whereby Advisors provides investment management services to the Funds for a fee; and

          WHEREAS, the parties hereto wish to lessen the impact of the fees levied on the Fund under the Investment Management Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

          1. Section 3(a) of the Agreement, setting forth the waiver of the investment management fee under the Investment Management Agreement, shall be amended by adding a reference to the Fund as follows:

Large-Cap Growth Fund:………… 0.08%

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL
MUTUAL FUNDS

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By:
Title:

TEACHERS ADVISORS, INC.

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By:
Title: